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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      FORM 12b-25

                            COMMISSION FILE NUMBER 0-17569
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                              NOTIFICATION OF LATE FILING

(CHECK ONE): / /Form 10-KSB / /Form 20-F / /Form 11-K /X/Form 10-Q / /Form N-SAR

                 For Period Ended: September 30, 1996
                                  --------------------------------------------
                 /  / Transition Report on Form 10-K
                 /  / Transition Report on Form 20-F
                 /  / Transition Report on Form 11-K
                 /  / Transition Report on Form 10-Q
                 /  / Transition Report on Form N-SAR
                 For the Transition Period Ended:
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PART I -- REGISTRANT INFORMATION

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Full Name of Registrant

  FIBERCHEM, INC.
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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)

   1181 Grier Drive, Suite B
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City, State and Zip Code

   Las Vegas, Nevada 89119
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PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

/X/    (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/X/    (b)  The subject annual report on Form 10-QSB, will be filed on or before the fifth calendar day following the prescribed due date;
            and

/ /    (c)  The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.
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PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period:



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    The Registrant has devoted all of its attention and energy to the further development of its business and accordingly is unable to file its Form 10-QSB within the prescribed time period without unreasonable effort and expense.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    Melvin W. Pelley                         (702)              361-9873
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                    (Name)                (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
    filed? If the answer is no, identify report(s).             /X/ Yes  / / No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
    portion thereof?                                            / / Yes  /X/ No

    If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               FIBERCHEM, INC.
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                 (Name of Registrant as Specified in Charter)

    has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


    Date  February 14, 1997                    By  /s/ MELVIN W. PELLEY
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                                               Title: Chief Financial Officer
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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

____________________________________ATTENTION:_________________________________

  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                      VIOLATIONS (SEE 18 U.S.C. 1001).
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